Exhibit 99.1

NEWS RELEASE

For more information, contact:
Debra J. Richardson, Sr. Vice President
(515) 273-3551, drichardson@american-equity.com
John M. Matovina, Vice Chairman
(515) 457-1813, jmatovina@american-equity.com
D. J. Noble, Chairman
(515) 457-1705, dnoble@american-equity.com
Julie L. LaFollette, Investor Relations
(515) 273-3602, jlafollette@american-equity.com

FOR IMMEDIATE RELEASE

January 16, 2007

American Equity Announces Fourth Quarter 2006 Sales and

Schedules Quarterly Earnings Release, Conference Call and Webcast

WEST DES MOINES, Iowa (January 16, 2007) — American Equity Investment Life Holding Company (NYSE: AEL) today announced that its annuity sales in the fourth quarter of 2006 totaled $421.7 million, bringing aggregate sales for 2006 to $1.87 billion.   Monthly sales during the quarter were: October 2006 — $153.0 million; November 2006 — $131.5 million and December 2006 — $137.2 million.   Fourth quarter 2006 sales showed a 15% increase over third quarter 2006 sales of $365.9 million.

Sales trends throughout 2006 were sharply impacted by high short term rates offered on competing products, the inverted yield curve and regulatory confusion created by the NASD’s efforts to regulate insurance products.  Despite these obstacles, AEL has continued to grow its base of invested assets during 2006, resulting in record operating earnings in each of the first three quarters.  AEL does not expect slower sales to have a significant impact on fourth quarter net income or operating earnings.

In December 2006, the Company announced its 2007 incentive program for its agents and national marketing organizations, including a stock option program unique to the industry.   In addition, AEL will introduce a new product portfolio in February 2007.   The Company will comment on the anticipated impact of these initiatives and its outlook for 2007 sales in the conference call referenced below.

AEL will announce its fourth quarter 2006 earnings after the close of market on Wednesday, February 21, 2007.  The fourth quarter earnings release and financial supplement will be posted on the American Equity web site (www.american-equity.com) at that time.

AEL will hold a conference call to discuss fourth quarter 2006 earnings on Thursday, February 22, 2007, at 10 a.m. Central Time.  The conference call will be webcast live on the Internet.  Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 1-800-638-4817, passcode 63515659 (international callers, please dial 1-617-614-3943).   An audio replay will be available shortly after the call on AEL’s web site.  An audio replay will also be available via telephone through, March 8, 2007, by calling 1-888-286-8010, passcode 71708116 (international callers will need to dial 1-617-801-6888).

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of annuity and insurance products with a primary emphasis on the sale of fixed-rate and index annuities.  The company’s headquarters are located at 5000 Westown Parkway, West Des Moines, Iowa, 50266. The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325.

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